SECURITIES AND EXCHANGE COMMISSION
	WASHINGTON. D.C. UNITED STATES.


			FORM S-1

	REFILING OF THE ORIGINAL
	FORM S-1(FILE NO: 333-223250)

	REGISTRATION STATEMENT UNDER THE
	SECURITIES ACT OF 1933


EXACT NAME OF	REGISTRANT
AS SPECIFIED IN ITS CHARTER:ELECTROPREMIUM


STATE OF	INCORPORATION:	CALIFORNIA

PRIMARY STANDARD INDUSTRIAL
CLASSIFICATION CODE NUMBER:4911

BLANK CHECK COMPANY	SIC:	6770

I.R.S/EMPLOYER IDENTIFICATION
			NUMBER:	30-1031-778

ADDRESS AND TELEPHONE NO	4006-W-COMMONWEALTH
OF REGISTRANT"S PRINCIPAL	AVE, FULLERTON, CA,
EXECUTIVE OFFICES:		92833.
					657-253-8274.

Email:				khurramafzal889
					@gmail.com

ADDRESS AND TELEPHONE OF	4006-W-COMMONWEALTH
AGENT OF SERVICE OF		AVE, FULLERTON, CA,
PROCESS KHURRAM AFZAL:	92833.
					657-253-8274.

APPROXIMATE DATE OF		18th of ,September,
COMMENCEMENT OF
PROPOSED SALE TO THE
PUBLIC:				2022.

AS SOON AS PRACTICABLE AFTER THIS REGISTRATION
STATEMENT BECOMES EFFECTIVE.

General stock corporation

TITLE OF EACH CLASS OF	GENERAL(SOLAR SERIES)
SECURITIES
TO BE REGISITERED:

AMOUNT TO BE REGISTERED:	125,000 SHARES
(already have been registered
in the s-1 filing,
at A FIXED PRICE OF $4.00 each:
file no 333-223250).

PROPOSED MAXIMUM OFFERING
PRICE PER UNIT:			4.00$

PROPOSED MAXIMUM AGGREGATE
OFFERING PRICE:			500,000.00$

PRICE STARTS FOR EACH
SHARE AT:				4.00$

MAXIMUM PRICE FOR EACH
SHARE:				4.00$

AMOUNT OF REGISTRATION FEE
PAID:					62.25$
(Fees $62.25 already been paid
in the s-1
filing: file no 333-223250).
Additional fee paid:		$46.35.
Total fee paid:			$108.60.

LEGAL DISCRIMINATION DISCLAIMER:

If anybody made a claim of any kind of
discrimination for any reason whatsoever.
They need to prove their claim of discrimination, because my father is black, my mother is white, I khurram afzal look brown, and I am originally from Pakistan, which is an oriental country.



		PROSPECTUS

This form s-1 is being refiled for refiling of the form s-1 that was withdrawn on 11th of August, 2022 by filing the form RW.


Dealers are required to deliver the prospectus to every investor.

THIS FILING OF S-1 FORM SUPERSEDES ALL
OTHER PREVIOUS FILINGS OF THIS SECURITY INCLUDING
FILE NO: 021-365069 AND FILE NO: 333-223250.
Both of these File numbers have been invalidated by the Commission and have also been withdrawn or abondoned.

Electropremium has been designated as Blank check company by the Securities and Exchange
Commission.

Electropremium is a high risk company to invest with. Moreover, ELECTROPREMIUM IS NOT LOOKING
FOR INVESTORS.

((TAKING EFFECT OF REGISTRATION STATEMENTS AND
AMENDMENTS THERETO

SEC. 8. [77h] (a) Except as hereinafter
provided, the effective date of a registration statement shall be the twentieth day after the filing thereof or such earlier date as the Commission may determine, having due regard to the adequacy of the information respecting the issuer theretofore available to the public, to the facility with which the nature of the securities to be registered, their relationship to the capital structure of the issuer and the rights of holders thereof can be understood, and to the public interest and the protection of investors. If any amendment to any such statement is filed prior to the effective date of such statement, the registration statement shall be deemed to have been filed when such amendment was filed;
except that an amendment filed with the
consent of the Commission, prior to the
effective date of the registration
statement, or filed pursuant to an order of the Commission, shall be treated as a part of the registration statement.
If any amendment to any such statement is filed prior to the effective date of such statement, the registration statement shall be deemed to have been filed when such amendment was filed; except that an amendment filed with the consent of the Commission, prior to the effective date of the registration statement, or filed pursuant to an order of the Commission, shall be treated as a part of the registration statement.))

The line of product for this series of shares is "The installation of solar cells on top of the used hybrid vehicles,which gives it higher mileage for better efficiency. This series(named solar) consists of 125,000 general stock shares to be sold at a price of $4.00 each and is also being registered as such. Exact nature of capital needed is unknown. If more capital is needed, it can be done in the future.


This company has another line of product which is the manufacturing & design of wireless computer modems, for that series of shares, the number of shares are 600,000,000 filed under the regulation D of the SEC rules priced at one dollar a share.This is worth mentioning that during and around october, 2017 a complaint was filed with the FEDERAL BUREAU OF INVESTIGATION stating that
President Donald Trump was using a stolen copy of the 600,000,000 dollars security papers in order to build a wall by the United States &
Mexico border which in turn caused the government shutdown. I khurram Afzal filed the complaint with the FBI stating, if President Donald Trump wants to use the copy of stolen papers, President has to buy the copy from me and I will sell it to him. The transaction was not carried out.
If any investor buys the line of product mentioned above for the wireless computer modem, provided the investor buys all 600,000,000 shares at one dollar each, I khurram Afzal will give him a copy of the 600,000,000 security papers. If there are any questions, please call khurram afzal at 657-253-8274.

Electropremium has a third line of product (which is the design & manufacturing of battery charger for hybrid vehicles for increased mileage). For this line of product a contract is in process with DEFENSE SUPPLY CENTER COLUMBUS. Defense Technical
Information center (DTIC) did not officially agree to provide Electropremium with contract information.But Tim Mcleary in DTIC has told me at one time that there was contract information in their computer database. If any investor needs more information on this contract,they can contact khurram afzal at phone no above.

The company was 		 converted into a general
stock corporation from a small business in october of 2017.

Use of proceeds is to raise capital, job growth, other expenses, miscellaneous expenses and all other expenses.

Determination of offering price was based on the recommendation of $4.00 a share as posted on Nasdaq website.

khurram afzal is the ceo, president, director, controller, accountant, legal counsel, in the company. khurram afzal is the service of process agent for electropremium. There are no legal proceedings pending. Khurram afzal is also an electrical engineer with background in computers.

Interest is to progress the line of products mentioned above.

khurram afzal is the only security holder and underwriter in the company.
khurram afzal is the only employee in the company and is a U.S citizen.

khurram afzal is the only filer. The
$600,000,000.00 security was in the television, media during the end of year 2012 and year 2013.
There was a Government shutdown in 2013.


No financial statement is needed.

Electropremium is not looking for investors.

Business Income for Electropremium is zero.

FINANCIAL STATEMENT UPDATE:

Electropremium is currently in process of disputing the Federal Tax Lien filed by Internal Revenue Service on 01/21/2022.

Electropremium is also under suspension
by the Franchise Tax Board with the
Secretary of State in California for not paying the minimum yearly tax of $800.00 per year, totalling estimated amount of $7000.00 to $8000.00, including estimated penalties.

This information is true on the filing date.

Company assets are $600,000,000.00 plus
$500,000.00 totalling $600,500,000.00. These
assets are the only property company owns.

No exchange or dealers/brokers have been identified yet.There are no known issues with the vendors. Electropremium is not looking for investors.

There was a takeover attempt by Secretary of State Department, California, and Allied
Capital Group, which did not work.

There could have been another takeover
attempt by the Bank of Cardiff, which
could have been presumably secretary of state department, california, enough evidence is not there.

This should meet all requirements and rules of SEC, if any investor or SEC has any questions, they can contact khurram afzal at the phone no 657-253-8274.


		DATED: 18TH OF AUGUST, 2022.



			ELECTRONIC SIGNATURE

			KHURRAM AFZAL

			CEO, PRESIDENT,

			OWNER.

			ELECTROPREMIUM